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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Shareholders
Advanced Power Technology, Inc.:

        We consent to incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-49800 and 333-81376) of Advanced Power Technology, Inc. of our report dated January 25, 2002, relating to the consolidated balance sheets of Advanced Power Technology, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Advanced Power Technology, Inc.

                      /s/ KPMG LLP

Portland, Oregon
March 27, 2002

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  Exhibit 23.1
Consent of Independent Auditors